Exhibit 99.1


                           FARMERS & MERCHANTS BANCORP
                       ANNOUNCES SHARE REPURCHASE PROGRAM


The Board of Directors of Farmers & Merchants Bancorp recently approved a resolution authorizing the repurchase, from time to time, of outstanding shares of the common stock of the Company.

The Board of Directors approved the Repurchase Program because it has concluded that the Company has more capital than it needs to meet present and anticipated regulatory guidelines to be classified as "well capitalized". The Board also considered the effect of the Repurchase Program on the ability of the Company to pay future cash dividends. At its meeting on June 1, 2004 the Board approved a dividend of $2.80 per share, payable on July 1, 2004 to shareholders of record as of June 14, 2004. This payout represents a 33% increase over the per share amount paid in July of the prior year. Additionally, the total cash dividend payment will be $2.2 million, an increase of 39% over the prior year. While the Board does not believe that the Repurchase Program will impede the Company from paying cash dividends at annual rates comparable to the recent past, no assurance can be given as to future dividend levels.

Repurchases will be made on the open market or through private transactions. The aggregate price to be paid by the Company for all repurchased stock will not exceed $10,000,000 and the program will expire on May 31, 2007. The Repurchase Program also requires that no purchases may be made if the Company would not remain "well-capitalized" after the repurchase. All shares repurchased under the Repurchase Program will be retired.

In describing the share repurchase program, Kent Steinwert, President and C.E.O. commented, "Since Farmers & Merchants Bancorp stock is not traded on any stock exchange, and since many shareholders are local residents who hold their shares in certificate form, the Company is willing to purchase shares directly in private transactions. Interested sellers may contact Stephen W. Haley, Chief Financial Officer, at 209-367-2411."

Regarding open market transactions, Steinwert indicated that the Company's stock (symbol: FMCB.OB) is traded through the OTC Bulletin Board. Historically, these transactions have been limited both in frequency and dollar amount. Periodically, the Company will place a bid with a broker to purchase shares on the Company's behalf in the over the counter market. All open market purchases by the Company will be made at prices that do not exceed the higher of the last independent transaction price or the last independent bid. In open market transactions, a selling shareholder will be responsible for any fees or charges of his or her broker."

Steinwert was careful to emphasize that "any shareholder who is planning to sell all or a portion of their shares should obtain as much information as possible concerning recent prices for other transactions. Information is available from brokers, on the internet and, as it relates to private transactions, from Steve Haley. However, the Company can not guarantee the accuracy of any such information."

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank with over $1 billion in assets. F&M Bank proudly serves California's Great Central Valley through 17 branch offices conveniently located from Sacramento to Turlock.